Exhibit 99.1

CORRECTING and REPLACING American Public Education Reports Fourth Quarter and Year End 2007 Results

Net Course Registrations Increase 63% in Fourth Quarter 2007

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--In Consolidated Statements of Income tables of release dated March 11, 2008, should read: Loss from discontinued operations, net of income tax benefit (sted Loss from discontinued operations, net of income tax benefit of $336 and $314 in 2006 and 2007, respectively).

The corrected release reads:

AMERICAN PUBLIC EDUCATION REPORTS FOURTH QUARTER AND YEAR END 2007 RESULTS

Net Course Registrations Increase 63% in Fourth Quarter 2007

American Public Education, Inc. (NASDAQ:APEI) – parent company of online learning provider American Public University System, which operates through American Military University and American Public University – announced strong financial results for the quarter and year ended December 31, 2007.

Recent Highlights:

  American Public Education reports net course registrations of approximately 27,830 in the fourth quarter 2007, a year-over-year increase of 63%.
  Net course registrations from new students in the fourth quarter 2007 increased to approximately 6,890, an increase of 42% over the same period of 2006.
  As of December 31, 2007, a total of approximately 30,130 students were enrolled in American Public University System.
  Fourth quarter 2007 revenues increased 65% to $21.2 million, compared to $12.9 million in the fourth quarter 2006.
  Income from continuing operations before interest income and income taxes increased to $5.1 million in the fourth quarter of 2007, compared to a loss of $413,000 in the same period 2006. Stock-based compensation expense reduced each period’s operating income by $279,000 and $45,000, respectively.
  Net income for the fourth quarter 2007 increased to $3.0 million or $0.19 per diluted share, which includes $229,000 or $0.01 per diluted share in stock-based compensation expense net of tax.
  American Public University System received provisional acceptance into the Navy College Program Distance Learning Partnership (NCPDLP).
  The West Virginia Board of Education (WVBE) approved American Public University Systems’ new Master of Education (M.Ed.) in Administration & Supervision. This approval will allow graduates to be licensed principals and administrators in West Virginia and streamlines the process to be a licensed principal nationwide due to West Virginia’s reciprocity with nearly all other U.S. States.
  American Public University System expanded its relationship with Ucompass.com, the university’s e-learning provider. The new agreement includes a perpetual license of EducatorTM software and long-term support services in addition to increased collaboration on the development of next generation e-learning technologies.

Wallace E. Boston, Jr., Chief Executive Officer of American Public Education, Inc. stated, "Our focus on academic quality and expanding access to affordable higher education led to a year of great achievement with record student enrollment, strong financial performance and a successful initial public offering. This focus on affordability is especially relevant in today’s current economic and lending environment. Our tuition is set at levels that can be fully financed through traditional federal student loans.”

“Recent developments, such as our provisional acceptance into the Navy College Program Distance Learning Partnership and the launch of several new degree programs, illustrate our commitment to serving the needs of our students. These exciting events, combined with the execution of our growth strategy and focus on our social mission, position us for continued success in 2008,” added Mr. Boston.

Financial and Other Results:

Total revenues for the fourth quarter 2007 increased 65% to $21.2 million, compared to total revenues of $12.9 million in the fourth quarter 2006. Income from continuing operations before interest income and income tax in the fourth quarter 2007 increased to $5.1 million, compared to a loss of $413,000 in the same period of 2006. Fourth quarter 2006 operating income was reduced by a $3.1 million write-off of software development costs. Stock-based compensation expense reduced each period’s operating income by $279,000 in 2007 and $45,000 in 2006. Net income for the fourth quarter 2007 increased to $3.0 million or $0.19 per diluted share, which includes $229,000 or $0.01 per diluted share in stock-based compensation expense net of tax. This compares to net income of $20,000 or less than $0.01 per diluted share for the fourth quarter 2006, including $41,000 or less than $0.01 per diluted share in stock-based compensation expense net of tax.

For the twelve months ended December 31, 2007, total revenues were $69.1 million, an increase of 73% compared to total revenues of $40.0 million in the same period of 2006. Income from continuing operations before interest income and income tax for the twelve months ended December 31, 2007 increased to $14.7 million, compared to $2.9 million in the same period of 2006. Stock-based compensation expense reduced each period’s operating income by $1.0 million and $284,000, respectively. Net income for the twelve months ended December 31, 2007 increased to $8.8 million or $0.64 per diluted share, which includes $835,000 or $0.06 per diluted share in stock-based compensation expense net of tax. This compares to net income of $1.8 million or $0.15 per diluted share for the full year 2006, including $227,000 or $0.02 per diluted share in stock-based compensation expense net of tax.

Total cash and cash equivalents at December 31, 2007 were $27.0 million with no long-term debt. Cash from operations for the twelve months ended December 31, 2007 was $17.5 million, compared to $8.9 million in the same period of 2006. Capital expenditures were $6.8 million for the twelve months ended December 31, 2007, which compares to $4.5 million in capital expenditures in the same period of 2006. Depreciation and amortization was $2.8 million for the twelve months ended December 31, 2007 and $2.0 million for the same period of 2006.

The Company completed a secondary offering of 3,744,500 shares of its common stock at $35.50 per share, before underwriting discounts and commissions, in February 2008. A 30-day option was exercised by the underwriters to sell up to an additional 500,175 shares at the public offering price to cover over-allotments. The secondary offering closed on February 19, 2008 and the exercise of the over-allotment option closed on February 28, 2008. The Company sold a total of 25,000 shares in the offering and the balance was sold by existing stockholders.

Net Course Registrations and Student Enrollment:
For the three months ended December 31,
	2006	2007	% Change
Net Course Registrations from New Students	4,840	6,890	42%
Net Course Registrations	17,070	27,830	63%

For the twelve months ended December 31,
	2006	2007	% Change
Net Course Registrations from New Students	14,410	24,700	71%
Net Course Registrations	54,830	94,850	73%

As of December 31,
	2006	2007	% Change
Total Student Enrollment	17,910	30,130	68%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Total student enrollment is the number of students who have completed at least one course in the last 12 months or are currently in the start of the second week of class for the most current semester.

Full Year 2008 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company anticipates net course registrations from new students of approximately 33,500 and total net course registrations of 137,000 or more in the twelve month period ending December 31, 2008.
  The Company expects full year 2008 revenue to be between $100 and $103 million.
  Income from continuing operations before interest income and income taxes is expected to be between $19.1 million and $20.1 million in the full year 2008, including stock-based compensation expense of between $1.5 million and $1.7 million.
  The Company estimates that full year 2008 net income, including stock-based compensation expense, will be between $11.9 million and $12.5 million or between $0.63 and $0.66 per diluted share. The weighted average number of diluted shares outstanding is expected to be approximately 19.0 million in the twelve month period ending December 31, 2008.

Webcast:

A live webcast of the Company’s fourth quarter earnings conference call will be broadcast at 5:00 p.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ:APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 30,000 part-time students who live and work in all 50 states and more than 130 countries; and offers 57 degree programs and 48 certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect" "intend", "may", "should" "will" and "would". These forward-looking statements include, without limitation, statements under the heading “Full-Year 2008 Outlook" above and statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Prospectus dated February 13, 2008 as filed with the SEC for the Company's follow-on public offering. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

AMERICAN PUBLIC EDUCATION, INC.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Unaudited
	Three Months Ended
	December 31,
	2006	2007
	(In thousands, except per share amounts)

Revenues	$12,896	$21,221

Costs and expenses:
Instructional costs and services	5,401	8,780
Selling and promotional	1,362	1,931
General and administrative	2,689	4,567
Write-off of software development project	3,148	—
Depreciation and amortization	709	817

Total costs and expenses	13,309	16,095

Income from continuing operations before interest income and income taxes	(413)	5,126
Interest income, net	78	293

Income from continuing operations before income taxes	(335)	5,419
Income tax expense (benefit)	(382)	2,461

Income from continuing operations	47	2,958
Loss from discontinued operations, net of income tax benefit	(27)	—

Net income (loss) attributable to common stockholders	$20	$2,958

Income (loss) from continuing operations per common share:
Basic	$0.00	$0.20

Diluted	$0.00	$0.19

Net income (loss) attributable to common stockholders per common share:
Basic	$0.00	$0.20

Diluted	$0.00	$0.19

Weighted average number of common shares:
Basic	11,793,815	15,039,149

Diluted	12,217,493	15,937,278

	Unaudited
	Year Ended
	December 31,
	2006	2007
	(In thousands, except per share amounts)

Revenues	$40,045	$69,095

Costs and expenses:
Instructional costs and services	17,959	29,479
Selling and promotional	4,895	6,765
General and administrative	9,150	15,335
Write-off of software development project	3,148	—
Depreciation and amortization	1,953	2,825

Total costs and expenses	37,105	54,404

Income from continuing operations before interest income and income taxes	2,940	14,691
Interest income, net	289	888

Income from continuing operations before income taxes	3,229	15,579
Income tax expense (benefit)	771	6,829

Income from continuing operations	2,458	8,750
Loss from discontinued operations, net of income tax benefit	(660)	—

Net income (loss) attributable to common stockholders	$1,798	$8,750

Income (loss) from continuing operations per common share:
Basic	$0.21	$0.69

Diluted	$0.20	$0.64

Net income (loss) attributable to common stockholders per common share:
Basic	$0.15	$0.69

Diluted	$0.15	$0.64

Weighted average number of common shares:
Basic	11,741,191	12,758,833

Diluted	12,177,693	13,600,607

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Director, Investor Relations
703-334-3880